Exhibit 10.15
EXECUTIVE EMPLOYMENT AGREEMENT
This Executive Employment Agreement (this “Agreement”) is entered into as of January 17, 2022 by and between James Morgado (“Executive”), an individual, and Insight Enterprises, Inc., (the “Company”) (together, the “Parties”).
WHEREAS, the Company desires to employ Executive on a full-time basis and the Executive desires to be so employed, subject to the terms and conditions set forth in this Agreement;
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive agree as follows:
1.Position and Title. The Company will employ Executive as its Senior Vice President of Finance, reporting to the Company’s Chief Financial Officer, and Executive accepts employment to serve in such capacity, all upon the terms and conditions set forth in this Agreement.
2.Employment Commencement Date. Executive will commence his employment as Senior Vice President of Finance of the Company under the terms of this Agreement starting on January 17, 2022 (the “Commencement Date”).
3.Duties and Responsibilities. Executive shall have such duties and responsibilities as are consistent with Executive’s position as Senior Vice President of Finance, as determined by the Chief Financial Officer of the Company. Executive shall perform his duties faithfully and to the best of his ability and shall devote the whole of his professional time, attention and energies to the performance of his work responsibilities. Executive shall not serve on the Boards of Directors of any other public, private or non-profit company or entity without the consent of the Chief Financial Officer.
4.Location. The location of Executive’s principal place of employment shall be in the Company’s principal executive offices in Tempe, Arizona; provided, however, that Executive shall travel and perform occasional services outside of this area as reasonably required for the proper performance of Executive’s duties under this Agreement.
5.Term. Subject to the provisions for earlier termination set forth in Section 7, the term of Executive’s employment hereunder shall commence on the Commencement Date and continue for the period of one (1) year following the Commencement Date (the “Initial Term”). The Initial Term will automatically renew for additional, successive one (1)-year periods (each a “Renewal Term”) unless either party provides written notice of such party’s intent not to continue this Agreement (the Initial Term and any Renewal Terms shall be referred to herein as the “Term”). If the Company gives notice of non-renewal, the Agreement shall cease ten (10) days after providing notice, and such termination shall be treated as a termination without cause with Executive receiving the post-termination compensation and benefits outlined in Section 8(c). If the Executive resigns or terminates his employment without good reason, Executive shall only be entitled to the compensation in Section 8(a).
6.Compensation.
(a)Base Salary. During the Term, the Company shall pay to Executive an annualized base salary, payable in accordance with the Company’s payroll practices in effect from time to time, at the rate of $425,000 per year (the “Base Salary”).

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(b)One-Time Signing Bonus. The Company shall pay to Executive a one-time signing bonus in the amount of $200,000 (the “Signing Bonus”). The Signing Bonus will be paid in the month following the Commencement Date, and will be taxable income. If Executive resigns from the Company prior to completing two years of employment, Executive will be required to reimburse the Company for the full amount of the Signing Bonus.
(c)Relocation Benefits. The Company shall pay to Executive a one-time relocation bonus in the amount of $100,000 (the “Relocation Bonus”), which is intended to cover relocation expenses, including but not limited to: any necessary temporary housing expenses, the expenses related to the physical relocation of household goods, and any realtor commission or closing cots on real estate transactions. Executive must relocate to the Phoenix Metropolitan Area (“Phoenix”) within eighteen (18) months from the Commencement Date or the Relocation Bonus will be void. The Relocation Bonus will be paid on the first day of the eighteenth (18th) month following the Commencement Date. The Relocation Bonus will be considered taxable income. If Executive resigns from the Company prior to completing two years of employment, Executive will be required to reimburse the Company for the full amount of the Relocation Bonus.
(d)Incentive Compensation. Executive will participate in the Company’s Annual Cash Incentive Plan (the “Incentive Plan”) and the bonus target will be at 55% of your base salary, at 100% attainment of objectives and payable on the date that the Company pays annual Incentive Plan payment to other employees. The Company reserves the right to change the terms and conditions of the Incentive Plan.
(e)Equity Participation. For 2022, Executive will participate in annual service-based and performance-based restricted stock unit (“RSU”) incentive plans in the same percentages as other senior executives of the Company, although the design and awards under any such future plans are at the discretion of the Insight Board of Directors Compensation Committee. The RSU grants will be subject to the terms and conditions of the Insight Enterprises, Inc. 2020 Omnibus Plan, as amended (the “Equity Plan”), and the applicable agreements evidencing the grant.
(f)One-Time Equity Grant. Executive will receive a one-time grant of RSUs having an aggregate value equal to $1,000,000, based on the Company’s closing stock price on the grant date. The one-time RSU grant will be subject to the terms and conditions of the Equity Plan and the applicable agreement evidencing the grant. The grant date will be the tenth day of the month following Executive’s Commencement Date. The RSUs granted pursuant to this Section 6(f) will vest on a service basis in equal installments over a period of three (3) years on the first three anniversaries of the grant date, provided that Executive remains employed by the Company on each anniversary.
(g)Employee Benefits. During the Term, Executive shall be eligible to participate in all health benefits, insurance programs, retirement plans and other employee benefit plans and programs generally available to other executive employees of the Company.
(h)Business Expenses. During the Term, Executive shall be entitled to reimbursement for reasonable business expenses incurred in the performance of his duties hereunder and in accordance with the Company’s expense reimbursement policies as they exist from time to time or as otherwise approved by the Chief Executive Officer.
(i)Vacation. Executive shall be entitled participate in the Company’s Flexible Vacation Program in accordance with the Company’s policies and procedures applicable to other executive employees of the Company.

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7.Termination of Employment. Prior to the expiration of the Term, Executive’s employment under this Agreement shall terminate:
(a)Immediately upon the death of Executive;
(b)After ten (10) days’ written notice by the Company to Executive on account of Executive’s Disability. “Disability” means that Executive with or without any accommodation required by law is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company. The effective date of Executive’s Disability is the last day of the third month for which Executive receives the income replacement benefits;
(c)After ten (10) days’ written notice by the Company to Executive stating that Executive’s employment is being terminated without “Cause” (as defined below) or due to non-renewal of the Agreement.
(d)After ten (10) days’ written notice by the Executive to the Company stating that Executive is resigning from his employment with the Company for any reason other than “Good Reason” (as defined herein).
(e)Immediately upon written notice by the Company to Executive for Cause. For purposes of this Agreement, “Cause” shall be defined as:
(i)the misappropriation (or attempted misappropriation) of any of the Company’s funds or property;
(ii)the conviction of, or the entering of a guilty plea or a plea of no contest with respect to a felony;
(iii)repeated willful and significant neglect of duties;
(iv)acts of material dishonesty toward the Company;
(v)repeated material violation of any material written policy with respect to the Company’s business or operations;
(vi)repeated significant deficiencies with respect to performance objectives assigned by the Chief Executive Officer of the Company; or
(vii)Executive’s material breach of this Agreement (after notice and an opportunity to cure).
(f)As provided in this Section 7(f), upon written notice by Executive to the Company stating that Executive is resigning from his employment with the Company for “Good Reason.” For purposes of this Agreement, “Good Reason” shall be defined as:
(i)a material diminution in Executive’s authority, duties or responsibilities without his consent;
(ii)a material reduction in Executive’s Base Salary, other than as part of a Company salary reduction program that includes senior executives of the Company;

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(iii)any material act or acts of dishonesty by the Company directed toward or affecting Executive;
(iv)any illegal act or instruction directly affecting Executive by Company, which is not withdrawn after the Company is notified of the illegality by Executive; or
(v)the Company’s material breach of this Agreement;
provided, however, that Executive must resign within 180 days of the initial occurrence of any of the foregoing circumstances and must provide written notice to the Chief Executive Officer of the facts and circumstances he alleges constitute Good Reason within ninety (90) days of the first occurrence of such fact or circumstance or Executive shall be deemed to have waived Executive’s right to terminate for Good Reason with respect to any such facts or circumstances; provided, further, that none of the actions set forth in (i)-(v) above shall constitute Good Reason if the action is cured or otherwise remedied by the Company within thirty (30) business days after receiving written notice from the Executive.
8.Compensation in the Event of Termination.
(a)Cause or Resignation. If Executive’s employment terminates under Paragraph 7(d) or (e), Executive shall receive (i) payment of any earned but unpaid Base Salary earned up to and including the date of termination, and (ii) reimbursement of any unreimbursed business expenses (together, the “Accrued Obligations”).
(b)Death or Disability. If Executive’s employment terminates under Paragraph 7(a) or (b), Executive, or Executive’s estate, if applicable, shall receive the Accrued Obligations and any vested benefits Executive, or Executive’s estate, may be entitled to receive under any Company disability or insurance plan or other applicable employee benefit plan. Executive or Executive’s estate, as the case may be, also shall be entitled to receive the following:
(i)A single lump sum payment equal to ninety (90) days of Executive’s Base Salary as in effect on the date of Executive’s death or Disability;
(ii)With respect to any Incentive Plan with annual objectives, a single lump sum cash payment in an amount equal to a prorated portion (based on the number of calendar days that have elapsed during the year) of the payment to which Executive would be entitled under the Incentive Plan (had Executive’s death or Disability not occurred) for the calendar year in which Executive died or became Disabled.
The payment to which Executive or Executive’s estate is entitled pursuant to paragraph (i) will be paid within thirty (30) days of Executive’s death or the effective date of Executive’s Disability, as the case may be. The payments to which Executive is entitled pursuant to paragraphs (ii) shall be made within the time period described in the applicable Incentive Plan. In no event will the payments due pursuant to paragraphs (i) or (iii) be made later than March 15 of the year following the year in which Executive dies or the effective date of Executive’s Disability occurs.
(c)Without Cause or by Executive for Good Reason. If Executive’s employment terminates prior to the expiration of the Term under Paragraph 7(c) or (f), Executive shall receive the Accrued Obligations. Executive also shall be entitled to receive the following:

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(i)severance pay in an amount equal to 100% of Executive’s Base Salary in effect on the date Executive’s employment is terminated (the “Severance Payment”); and
(ii)with respect to any Incentive Plan with annual objectives, a prorated portion (based on the number of calendar days that have elapsed during the year) of the payment to which Executive would be entitled under the Incentive Plan (had Executive’s employment not been terminated) for the calendar year in which Executive’s employment is terminated.
(iii)continue to receive life, disability, accident and group health and dental insurance benefits, at substantially the levels Executive was receiving immediately prior to Executive’s termination of employment, for a period of time expiring upon the earlier of: (1) the end of the period of twelve (12) months following Executive’s Separation from Service, or (2) the day on which Executive becomes eligible to receive any substantially similar benefits under any plan or program of any other employer or source without being required to pay any premium with respect thereto. Company will satisfy the obligation to provide the health and dental insurance benefits pursuant to this Section 8(c)(iii) by either paying for or reimbursing Executive for the actual cost of COBRA coverage (and Executive shall cooperate with Company in all respects in securing and maintaining such benefits, including exercising all appropriate COBRA elections and complying with all terms and conditions of such coverage in a manner to minimize the cost). Similarly, Company will reimburse Executive for the cost of comparable coverage for all other insurance benefits that are not subject to the COBRA continuation rules. It will be Executive’s responsibility to procure such benefits and Company will promptly reimburse Executive for the premiums for such benefits in the specified amount upon Executive’s submission of an invoice or other acceptable proof of payment. Company’s obligation under this paragraph will cease with respect to a particular type of coverage when and if Executive becomes eligible to receive substantially similar coverage with a successor employer.
Subject to Section 15 herein, the Severance Payment will be paid in equal installments over a period of twelve (12) months in accordance with the Company’s regular paydays and commencing on the Company’s first regular payday that falls at least sixty (60) days following Executive’s termination of employment; provided that (i) Executive has timely executed (and not revoked) a general release and waiver of all claims in a form acceptable to the Company (“General Release”) and (ii) any period of revocation applicable to such General Release has passed; provided, further, that the General Release shall be made available to Executive no later than five (5) days following the date of Executive’s termination of employment under Sections 7(c) or (f) herein. As shall be further described in the General Release, Executive shall have either twenty-one (21) or forty-five (45) days following receipt of the General Release to consider its execution and seven (7) days following the execution of the General Release to revoke it. If Executive fails to execute the General Release in a timely manner, or revokes the General Release, the benefits provided pursuant to this Section 8(c) (other than the Accrued Obligations) will not be due.
9.Change in Control of Company.
(a)Eligibility to Receive Benefits. If a Change in Control (as defined in Section 9(c)) occurs, Executive shall be entitled to the benefits provided in Section 9(b) if, prior to the expiration of twelve (12) months after the Change in Control (i) Executive terminates employment with the Company for Good Reason in accordance with the requirements of Section 7(f) or (ii) the Company terminates Executive’s employment without Cause pursuant to Section 7(c).

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(b)Receipt of Benefits. If Executive is entitled to receive benefits pursuant to Section 9(a) hereof:
(i)Executive shall receive (1) the Accrued Obligations; (2) severance pay in an amount equal to: (a) 100% of the Executive’s highest annualized Base Salary in effect on any date during the Initial Term or any Renewal Term, plus (b) with respect to any Incentive Plan with annual objectives, a prorated portion (based on the number of calendar days that have elapsed during the year) of the payment to which Executive would be entitled under the Incentive Plan (had Executive’s employment not been terminated) for the calendar year in which Executive’s employment is terminated.
(ii)Executive shall be entitled to continue to receive life, disability, accident and group health and dental insurance benefits, at substantially the levels Executive was receiving immediately prior to Executive’s termination of employment, for a period of time expiring upon the earlier of: (1) the end of the period of twelve (12) months following Executive’s Separation from Service, or (2) the day on which Executive becomes eligible to receive any substantially similar benefits under any plan or program of any other employer or source without being required to pay any premium with respect thereto. Company will satisfy the obligation to provide the health and dental insurance benefits pursuant to this Section 9(b)(ii) by either paying for or reimbursing Executive for the actual cost of COBRA coverage (and Executive shall cooperate with Company in all respects in securing and maintaining such benefits, including exercising all appropriate COBRA elections and complying with all terms and conditions of such coverage in a manner to minimize the cost). Similarly, Company will reimburse Executive for the cost of comparable coverage for all other insurance benefits that are not subject to the COBRA continuation rules. It will be Executive’s responsibility to procure such benefits and Company will promptly reimburse Executive for the premiums for such benefits in the specified amount upon Executive’s submission of an invoice or other acceptable proof of payment. Company’s obligation under this paragraph will cease with respect to a particular type of coverage when and if Executive becomes eligible to receive substantially similar coverage with a successor employer
(iii)Executive shall be vested in any and all equity-based plans and agreements of Company in which Executive had an interest, vested or contingent. If applicable law prohibits such vesting, then Company shall pay to Executive in a single lump sum cash payment in an amount equal to the value of benefits and rights that would have, but for such prohibition, been vested in Executive.
(iv)Subject to Section 15 herein, the benefits provided pursuant to this Section 9(b) (other than the Accrued Obligations) will be paid in a single lump sum on the Company’s first regular payday that falls at least sixty (60) days following Executive’s termination of employment; provided that (1) Executive has timely executed (and not revoked) a general release and waiver of all claims in a form acceptable to the Company (“General Release”) and (2) any period of revocation applicable to such General Release has passed; provided, further, that the General Release shall be made available to Executive no later than five (5) days following the date of Executive’s termination of employment under Sections 7(c) or (f) herein. As shall be further described in the General Release, Executive shall have either twenty-one (21) or forty-five (45) days following receipt of the General Release to consider its execution and seven (7) days following the execution of the General Release to revoke it. If Executive fails to execute the General Release in a timely manner, or revokes the General Release, the benefits provided by this Section 9(b) (other than the Accrued Obligations) will not be due. The Incentive Plan payments to which Executive is entitled for the year or quarter of the Executive’s termination shall be made within the time period described in the applicable Incentive Plan, provided Executive has timely executed and not revoked a General Release as described above.

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In no event will the Incentive Plan payments be made later than March 15 of the year following the year in which Executive’s employment is terminated.
(c)Change in Control Defined. For purposes of this Agreement, “Change in Control” shall have the meaning set forth in the Equity Plan.
(d)Cap on Payments.
(i)General Rules. The Internal Revenue Code (the “Code”) imposes significant tax consequences on Executive and Company if the total payments made to Executive due, or deemed due, to a “change in control” (as such term is defined in Section 280G(b)(2)(A)(i) of the Code and the regulations adopted thereunder) exceed prescribed limits. For example, if Executive’s “Base Period Income” is $100,000 and Executive’s “Total Payments” exceed 299% of such Base Period Income (the “Cap”), Executive will be subject to an excise tax under Section 4999 of the Code of 20% of all amounts paid to Executive in excess of $100,000. In other words, if Executive’s Cap is $299,999, Executive will not be subject to an excise tax if Executive receives exactly $299,999. If Executive receives $300,000, Executive will be subject to an excise tax of $40,000 (20% of $200,000).
(ii)Reduction of Payments. Subject to the exception described in Section 9(d)(iii), in order to avoid the excise tax imposed by Section 4999 of the Code, one or more of the payments or benefits to which Executive is entitled that is not subject to Section 409A of the Code shall be reduced until the Total Payments equal the Cap. For purposes of this limitation:
(1)No portion of the Total Payments shall be taken into account which, in the opinion of the Consultant retained pursuant to Section 9(d)(iv), does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code;
(2)A payment shall be reduced only to the extent necessary so that the Total Payments constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code or are otherwise not subject to disallowance as deductions, in the opinion of the Consultant; and
(3)The value of any non-cash benefit or any deferred payment of benefit included in the Total Payments shall be determined in accordance with Section 280G of the Code and the regulations issued thereunder.
(4)If after the reductions called for by the preceding provisions of this Section 9(d)(ii), the Total Payments continue to exceed the Cap, the payments or benefits to which, Executive is entitled and which are subject to Section 409A shall be reduced proportionally until the Total Payments equal the Cap.
(iii)Exception. The payment limitation called for by Section 9(d)(ii) shall not apply if Executive’ s “Uncapped Benefit” exceeds Executive’ s “Capped Benefit” by more than 25%. The Consultant selected pursuant to Section 9(d)(iv) will calculate Executive’s Uncapped Benefit and Executive’ s Capped Benefit. For this purpose, the “Uncapped Benefit” is equal to the Total Payments to which Executive is entitled prior to the application of Section 9(d)(ii). Executive’s “Capped Benefit” is the amount to which Executive will be entitled after application of the limitations of Section 9(d)(ii).
(iv)Consultant. Company will retain a “Consultant” to advise Company with respect to the applicability of any Section 4999 excise tax with respect to Executive’s Total Payments. The Consultant shall be a law firm, a certified public accounting

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firm, and/or a firm nationally recognized as providing executive compensation consulting services. All determinations concerning Executive’s Capped Benefit and Executive’s Uncapped Benefit (as well as any assumptions to be used in making such determinations) shall be made by the Consultant selected pursuant to this Section 9(d)(iv). The Consultant shall provide Executive and Company with a written explanation of its conclusions. All fees and expenses of the Consultant shall be borne by Company. The Consultant’s determination shall be binding on Executive and Company.
(v)Special Definitions. For purposes of this Section 9(d), the following specialized terms will have the following meanings:
(1)“Base Period Income.” “Base Period Income” is an amount equal to Executive’ s “annualized includable compensation” for the “base period’’ as defined in Sections 280G(d)( l) and (2) of the Code and the regulations adopted thereunder. Generally, Executive ‘s “annualized includable compensation” is the average of Executive’s annual taxable income from Company for the “base period,” which is the five (5) calendar years prior to the year in which the change in control occurs.
(2)“Cap” or “280G Cap.” “Cap” or “280G Cap” shall mean an amount equal to 2.99 times Executive’ s Base Period Income. This is the maximum amount which Executive may receive without becoming subject to the excise tax imposed by Section 4999 of the Code or which Company may pay without loss of deduction under Section 280G of the Code.
(3)“Total Payments.” The “Total Payments” include any “payments in the nature of compensation” (as defined in Section 280G of the Code and the regulations adopted thereunder), made pursuant to this Agreement or otherwise, to or for Executive’s benefit, the receipt of which is contingent or deemed contingent on a change in control and to which Section 280G of the Code applies.
(vi)Effect of Repeal. In the event that the provisions of Sections 280G and 4999 of the Code are repealed without succession, Section 9(d) shall be of no further force or effect.
(vii)Employment by Successor. For purposes of this Agreement, employment by a successor of Company or a successor of any subsidiary of Company that has assumed this Agreement shall be considered to be employment by Company or one of its subsidiaries. As a result, if Executive is employed by such a successor following a Change in Control, Executive will not be entitled to receive the benefits provided by Section 9 unless Executive’s employment with the successor is subsequently terminated without Cause or for Good Reason within twelve (12) months following the Change in Control.
10.Confidentiality, Intellectual Property, Non-Solicitation, and Non-Competition Agreement. As a condition of employment, Executive also must sign the Confidentiality, Intellectual Property, Non-Solicitation and Non-Competition Agreement, which is attached as Exhibit A to this Agreement.
11.Applicable Law. This Agreement and any disputes or claims arising hereunder shall be construed in accordance with, governed by and enforced under the laws of the State of Arizona without regard for any rules of conflicts of law.

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12.Company Policies.
(a)General Company Policies. Except where inconsistent with the terms of this Agreement, Executive agrees that he will be subject to, and comply with, the employment policies and procedures established by the Company from time to time.
(b)Company Stock Ownership Guidelines. Executive agrees that he will be subject to the Company’s stock ownership guidelines.
(c)Clawback. To the extent required by law or Company policy, the Company may require Executive to repay to the Company any bonus or other incentive-based or equity-based compensation paid to Executive.
13.Section 16 of the Securities Exchange Act. If, at the time Executive’s employment is terminated for any reason, Executive is a person designated to file pursuant to Section 16 of the Securities Exchange Act of 1934 (the “1934 Act”), Executive will provide to the Company a written representation in a form acceptable to the Company that all reportable pre-termination securities transactions relating to Executive have been reported.
14.Withholding. The Company may effect withholdings from the payments due to Executive under this Agreement for the payment of taxes and other lawful withholdings or required employee contributions, in accordance with applicable law.
15.Section 409A.
(a)It is the intention of the Company and Executive that this Agreement not result in unfavorable tax consequences to Executive under Section 409A of the Code (“Section 409A”). To the extent applicable, it is intended that the Agreement comply with the provisions of Section 409A, but the Company does not warrant or guarantee that the Agreement is either excepted from the requirements of Section 409A or that the Agreement complies with Section 409A. The Agreement will be administered and interpreted in a manner consistent with this intent, and any provision that would cause the Agreement to fail to satisfy Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A). The Company and Executive agree to work together in good faith in an effort to comply with Section 409A including, if necessary, amending this Agreement based on further guidance issued by the Internal Revenue Service from time to time, provided that the Company shall not be required to assume any increased economic burden. Executive remains solely responsible for any adverse tax consequences imposed upon him by Section 409A.
(b)Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, Executive shall not be considered to have terminated employment with the Company for purposes of the Agreement and no payments shall be due to him under the Agreement which are payable upon his termination of employment until he would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A.
(c)To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Agreement during the six-month period immediately following Executive’s termination of employment shall instead be paid within thirty (30) days following the first business day after the date that is six months following his termination of employment (or upon his death, if earlier). If it is determined that all or a portion of the payments due pursuant to this Agreement are subject to Section 409A of the Code, and if the

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General Release consideration period and revocation period spans two calendar years, the payments provided pursuant to this Agreement that are subject to Section 409A shall not begin until the second calendar year. Executive may not elect the taxable year of the distribution. In addition, for purposes of this Agreement, each amount to be paid or benefit to be provided to the Executive pursuant to this Agreement shall be construed as a separate identified payment for purposes of Section 409A.
16.Dispute Resolution. The Parties agree that any controversy, dispute or claim arising out of or relating to the Agreement or breach thereof, including without limitation Executive’s employment with or separation of employment from Company, and all claims, to the extent allowable by law, that Company or any of its representatives engaged in conduct prohibited on any basis under any federal, state, or local statute, including federal or state discrimination statutes or public policy, shall be resolved by final, binding and conclusive arbitration in Maricopa County, Arizona, with a sole arbitrator to be mutually agreed upon by the Parties. The Parties shall bear equally the cost of the arbitrator. The arbitration shall occur within thirty (30) days of selection of the arbitrator and shall be administered by the American Arbitration Association under its Employment Arbitration Rules and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any arbitration award may, in the discretion of the arbitrator, include reasonable attorneys’ fees and costs of the prevailing party. “Attorneys’ fees and costs” mean all reasonable pre-award expenses, administrative fees, travel expenses, out-of-pocket expenses such as copying and telephone costs, witness fees and attorneys’ fees. Any award of attorney’s fees and costs to which Executive may be entitled shall be paid by Company, on or before December 31 of the calendar year following the year of the conclusion of the arbitration. Either party may apply to the arbitrator to seek injunctive relief until the arbitration award is rendered or the matter is otherwise resolved. Either party also may, without waiving any remedy under the Agreement, seek from any court having jurisdiction any interim or provisional relief, including a temporary restraining order, an injunction both preliminary and final, and any other appropriate equitable relief, that is necessary to protect the rights or property of that party, pending the retention of the arbitrator.
17.No Conflict. Executive hereby represents and warrants that he is under no conflicting duty or contractual or other legal obligation that would prevent him from executing this Agreement or performing the duties of Senior Vice President of Finance for the Company.
18.No Waivers. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of any such provision, nor prevent such party thereafter from enforcing such provision or any other provision of this Agreement. Rights granted the parties hereto herein are cumulative and the election of one shall not constitute a waiver of such party’s right to assert all other legal remedies available under the circumstances.
19.Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered personally or by local courier, (ii) upon confirmation of receipt when such notice or other communication is sent by facsimile, or (iii) one day after timely delivery to an overnight delivery courier. The addresses for such notices shall be as follows:
TO THE COMPANY:
Insight Enterprises, Inc.
Attn: Chief Executive Officer
6820 South Harl Avenue
Tempe, Arizona 85283

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TO EXECUTIVE:
At the most recent address on file in the records of the Company.
20.Severability. The provisions of this Agreement are severable and if any provision of this Agreement shall be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions, or enforceable parts thereof, shall not be affected thereby unless as a result of such severing the remaining provisions or enforceable parts do not substantially reflect the intention of the parties in entering into this Agreement.
21.Successors and Assigns. This is an agreement for personal services and may not be assigned by Executive. The rights and obligations of the parties under this Agreement shall inure to the benefit of and be binding upon their successors, heirs and assigns, including the survivor upon any merger, consolidation or combination of the Company with any other entity.
22.Entire Agreement and Amendments. This Agreement sets forth the entire agreement of the parties hereto and supersedes all prior agreements, negotiations, understandings and covenants (except as otherwise provided herein) with respect to the subject matter hereof, including any offer letter provided to Executive. This Agreement may be amended, modified or canceled only by mutual agreement of the parties and only in writing.
23.Counterparts. This Agreement may be executed in two (2) counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INSIGHT ENTERPRISES, INC.	JAMES MORGADO

/s/ Glynis A. Bryan	/s/ James A. Morgado
By: Glynis A. Bryan
Its: Chief Financial Officer

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This Employment, Confidentiality, Restrictive Covenant, and Arbitration Agreement (“Agreement”), is made and entered into as of January 17, 2022 by and between Insight Enterprises, Inc., or, if applicable, one of its subsidiaries such as Insight Direct USA, Inc. or Insight Public Sector, Inc. (collectively or individually, as applicable, “Insight”) and James Morgado (“Employee”).
RECITALS

A.    Insight and Employee agree to enter into this integrated Agreement to streamline and unify their obligations and commitments into a single agreement.
    B.    Employee understands and agrees that:

•this Agreement and its four Attachments contain defined terms – indicated with initial capitalized letters – and the Attachments are an integral part of and incorporated into this Agreement;
•Insight and Employee are sometimes referred to individually as a Party and collectively as the Parties; and
•for this Agreement to become effective, Employee must sign the Agreement via electronic signature thereby acknowledging the four Attachments.

AGREEMENT

THEREFORE, in consideration of the mutual agreements of Insight and Employee and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

1.Consideration. Employee’s employment or continuing employment with Insight, the right to participate in the 2021 incentive compensation program and/or merit program and the mutual promises in this Agreement are consideration for this Agreement. As additional consideration for this Agreement, Insight will provide Employee with the opportunity to participate in Insight’s current and future compensation and benefit programs; access to Client relationships that enhance Employee’s opportunities with Insight; specialized training in information technology and sales programs; and access to Insight’s Trade Secrets, Confidentiality and Proprietary information, and Third-Party Information.
2.Employment At-Will. Employee understands and agrees that Employee’s employment with Insight is at-will and may be terminated by either Party at any time with or without cause, and with or without notice. Nothing in this Agreement, nor any subsequent modification, shall confer upon Employee any right to continued employment with Insight or shall interfere with or restrain in any way the right of either Party to terminate the employment relationship at any time, with or without cause, and with or without notice. Only the President of Insight has the authority to alter this at-will provision, which can only be done through a written agreement, signed by the President of Insight.

3.Arbitration. Except as otherwise provided in Attachment A, the Parties agree that:
•any Claims that Employee has or may have against Insight or that Insight has or may have against Employee shall be submitted to and determined exclusively by binding arbitration under the Federal Arbitration Act;
•the obligation to arbitrate is a waiver of any right to a trial by jury;
•the obligation to arbitrate includes a class and collective action waiver, meaning the Claims must proceed on an individual basis; and

•the agreement to arbitrate is set forth more fully in Attachment A, and Employee has read, understands, and agrees to Attachment A.

4.    Invention Assignment and Proprietary Rights. Employee covenants and agrees the Parties’ rights and obligations with respect to Creations, Invention Assignment, and Proprietary Rights are set forth in Attachment B, and Employee has read, understands, and agrees to Attachment B.
5.    Employee Acknowledgments. Employee understands and agrees:
•that the agreements and restrictive covenants contained in this Agreement are justified by legitimate and protectable business interests, including protecting Insight’s: i) investments in, and relationships with Insight employees, Clients, and Potential Clients; ii) goodwill; iii) Trade Secrets and Confidential and Proprietary Information, and Third-Party Information; and iv) specialized training for employees;
•that the covenants contained in this Agreement are reasonably necessary to protect Insight’s legitimate business interests;
•Insight’s Trade Secrets and Confidential and Proprietary Information are special and unique assets, to which Employee has or will have access, and need to be protected from improper disclosure and unauthorized use to prevent damage to Insight;
•Insight’s business is not geographically restricted, is often unrelated to the physical location of the facilities or locations of Insight, its Clients, or Competing Businesses, and the sale of Insight’s products and services is facilitated by the extensive use of the Internet, telephones, electronic mail, facsimile transmissions, and other means of electronic information, service delivery, and product distribution;
•if employment is terminated for any reason, Employee will be able to earn a livelihood without violating the post-employment restrictive covenants in this Agreement; and
•Employee’s ability to earn a livelihood without violating the restrictions is a material condition to Insight’s entering this Agreement and employing Employee.

6.    Trade Secrets and Confidential and Proprietary Information. Employee covenants and agrees:
•to protect and preserve the confidentiality of Insight’s Trade Secrets, Insight’s Confidential and Proprietary Information, and Third-Party Information; and
•the Parties’ rights and obligations with respect to this subject matter are set forth more fully in Attachment C, and Employee has read, understands, and agrees to Attachment C.

7.    Restrictive Covenants. Employee covenants and agrees that, without the prior written consent of Insight, Employee will not, directly or indirectly:
7.1    Engage in a Competing Business while employed by Insight;

7.2    Engage in a Competing Business in the Restricted Territory for the Specified Duration after Employee’s employment with Insight terminates;
7.3    Solicit or accept business from any Client or Potential Client for any transaction other than for the benefit of Insight while Insight employs Employee or for the Specified Period; and
7.4    Solicit an Insight employee to end or terminate employment with Insight or hire any such individual while Insight employs Employee or for the Specified Period.
Employee further covenants and agrees: i) the foregoing obligations are set forth more fully in Attachment D, which defines the applicable scope, geographic, and temporal limitations of these covenants; and ii) Employee has read, understands, and agrees to Attachment D.

If the Employee is employed by Insight in California, the terms and conditions set forth in Section 7.2, 7.3, and 7.4 above do not apply to Employee.
Section 7.2 does not apply to Employee if, at the time of termination of employment:
•Employee is employed by Insight in the state of Washington and either: i) is projected to make less than $100,000 per year on an annualized basis; or ii) Employee’s employment is terminated as a result of a layoff and the sum of the severance, if any, Employee receives for the Specified Duration and Employee’s compensation, if any, for subsequent employment for the Specified Duration is less than Employee’s base salary at the time of termination;
•Employee is employed in Illinois and makes less than the greater of: i) the hourly rate equal to the minimum wage required by the applicable federal, state, or local minimum wage law; or ii) $13 per hour; and
•Employee is employed in a position below the Director-level and has not been employed in the year preceding the termination of employment in a position where Employee interacts, communicates, or has contact, with Clients.

Employee acknowledges and agrees that the restriction set forth in Section 7.3 of the Agreement prohibits Employee from doing business with a Client or Potential Client for the Specified Period even if the Client or Potential Client approaches Employee first and attempts to initiate business with Employee.
8.Third-Party Beneficiary. Employee and Insight agree that each Insight subsidiary and corporate affiliate is expressly intended to be a third-party beneficiary of this Agreement with full rights to enforce the obligations, rights, undertakings, and commitments under this Agreement and its Attachments.
9.Entire Agreement. This Agreement, including its Attachments, is the entire agreement of the Parties on these subject matters. Except as may exist in any Insight equity plan or compensation plan to which Employee is a participant, there are no other promises or conditions concerning this subject matter in any other agreement whether oral or written, and this Agreement supersedes any prior written or oral agreements between the Parties concerning these subject matters.
10.Amendment. This Agreement may only be amended by a writing signed by both Parties.
11.Severability. If any provision of this Agreement or its Attachments is held by a court of competent jurisdiction or arbitrator to be invalid or unenforceable, the remaining provisions of the Agreement and the Attachments shall continue to be valid and enforceable. If a court of competent jurisdiction or arbitrator finds that any provision of this Agreement or its Attachments is invalid or unenforceable, but that by limiting, editing, or revising such language, it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited, edited, or revised.
12.Attorneys’ Fees. In any action seeking, in whole or in part, enforcement of the Agreement, challenging the enforceability of any provision of this Agreement, or for a breach or threatened breach of this Agreement, the prevailing Party will be entitled to recover its attorneys’ fees and costs.
13.Waiver of Rights. If, on one or more occasions, either Party fails to insist that the other Party perform any of the terms of this Agreement, such failure shall not be construed as a waiver by such Party of any past, present, or future right granted under this Agreement, and the obligations of the Parties shall continue in full force and effect. Further, Insight’s failure to seek to enforce a similar agreement with any other Insight employee shall not constitute a waiver of Insight’s rights under this Agreements.
14.Governing Law. Section 3 of this Agreement and Attachment A shall be governed by and interpreted pursuant to the Federal Arbitration Act. Otherwise, the governing law for this Agreement and its Attachments shall be either: i) the state in which Employee works if Employee works for Insight in Arizona, California, Florida, Illinois, Ohio, Texas, or Washington, without regard to such state’s conflicts of law principles; or ii) Delaware, without regard to its conflicts of law principles, if Employee works in any state other than those listed in the preceding clause. The Parties agree that, in the event of a dispute, Insight’s records indicating the state of employment for Employee shall be used to determine the governing law.
15.Enforcement of Restrictive Covenants. Employee understands and agrees that the breach by Employee of the restrictive covenants contained in Section 4, 6, or 7 of this Agreement, as more fully defined in Attachments B, C, and D, could not reasonably or adequately be fully compensated in damages in an action at law. Therefore, Insight shall be entitled, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy to injunctive relief. The injunctive relief may include, but is not limited to, restraining Employee from rendering any service or making any disclosure that would breach any restrictive covenant in this Agreement. If Insight is successful in obtaining such injunctive relief, the duration of the restrictive covenant shall be tolled and computed from the date such relief is granted, reduced by the time period between termination of Employee’s employment and the date of the first breach by Employee.
No remedy conferred by this Agreement (including this Section) is intended to be exclusive of any other remedy. Each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder, or now or hereafter existing in law or in equity, by statute or otherwise. The election of any one or more remedies by Insight shall not constitute a waiver of the right to pursue other available remedies.
    To the extent that any of restrictive covenants contained in this Agreement conflict with any of Employee’s obligations in Insight’s compensation or equity plan agreements or plans or contained in any separate agreements that Employee signed with Insight regarding the treatment of confidential or proprietary information or containing any restrictive covenants, including, but not limited to, not to compete or not to solicit clients, customers, or employees, Employee acknowledges and agrees that Insight may seek to enforce all such covenants. But in the event of an irreconcilable conflict, Insight may choose, in its sole discretion, which covenant(s) it seeks to enforce. If any of the restrictive covenants contained in Section 4, 6, or 7 of this Agreement are deemed by a court of competent jurisdiction or arbitrator to be unenforceable under applicable law and incapable of being limited, edited, or revised to become valid and enforceable, then the restrictive covenants previously agreed to by Employee and Insight shall remain enforceable.

16.Successors and Assigns – Binding Effect. This Agreement shall not be assignable by Employee. The rights and obligations of the Parties under this Agreement shall be binding upon and shall inure to the benefit of Insight and Insight’s successors and assigns. This Agreement may be enforced by Insight’s assignee or successor.
17.Survival. Employee understands and agrees that the obligations, commitments, undertakings, and covenants set forth in this Agreement, including but not limited to those set forth in Sections 3, 4, 5, 6, and 7 shall survive the termination of Employee’s employment with Insight.
18.Voluntary Agreement; Legal Review; Counterparts. Employee agrees that Employee: i) has read and understands this Agreement and its Attachments in their entirety; ii) may before signing this Agreement, if Employee desires, obtain advice from legal counsel of Employee’s choice to advise him or her on this Agreement; iii) has freely and voluntarily entered into this Agreement; and iv) understands this Agreement may be signed separately by each Party, electronically or physically, and may be transmitted via PDF, facsimile, or otherwise, and each signature page when combined with a copy of the preceding pages of this Agreement shall constitute the full agreement.

[Signatures Contained on the Following Page]

EMPLOYEE:        INSIGHT:

/s/ James A. Morgado    By: /s/ Glynis A. Bryan
Employee Signature

James A. Morgado    Title: Chief Financial Officer
Print Name

January 17, 2022        January 17, 2022
Date                        Date

ATTACHMENT A
MUTUAL BINDING ARBITRATION AGREEMENT
1.Claims. Except as provided in Paragraph 2 below, Employee and Insight agree:
•to use binding arbitration to resolve any claim, dispute, or controversy that arises out of, relates to, or has any connection with the Agreement or Employee’s employment, application for employment, termination of employment, or other association with Insight (“Claims”); and
•this arbitration agreement applies to Claims: i) based on or arising under federal, state, or local laws including but not limited to Claims under or pursuant to constitutions, statutes, regulations, ordinances, executive orders, or the common law; ii) based on or arising under contracts and covenants (express or implied), torts, or restitution; iii) that Employee asserts against Insight’s subsidiaries, and corporate affiliates, their predecessors, successors, or assigns, as well as their respective owners, officers, directors, employees, and agents; and iv) that Insight, its subsidiaries, corporate affiliates, their predecessors, successors, or assigns assert against Employee.
2.Excluded Claims. This arbitration agreement does not apply to or prevent:
•claims for worker’s compensation benefits, state disability insurance, or unemployment insurance benefits; however, Claims asserting retaliation related to such benefits are covered Claims under Paragraph 1;
•claims for benefits under any employee benefit plan covered by the Employee Retirement Income Security Act;
•claims that applicable law expressly prohibits from being covered by an arbitration agreement;
•Employee from making a report to, filing a charge, or participating in an investigation with a federal, state, or local government agency, but after exhaustion of any such administrative procedures, any Claim asserted by Employee shall be resolved exclusively pursuant to the terms of this arbitration agreement; or
•either Party from seeking from a court of competent jurisdiction provisional or preliminary injunctive relief regarding Claims arising under or related to Section 4, 6, or 7 of this Agreement or Attachments B, C ,and D; provided, however, regardless of whether such temporary relief is granted, the underlying merits of the Claims must still be resolved through the arbitration procedures contained in this Attachment.
3.Class Action Waiver. The Parties agree to pursue all Claims in arbitration on an individual basis only and not as part of a class or collective action. Insight and Employee waive any right for a Claim to be brought, heard, or decided as a class or collective action, and the arbitrator has no power or authority, without the express written consent of both Parties, to consolidate the Claims of other current or former employees or to otherwise preside over or hear a class, collective, or representative action.
4.Arbitration Procedures.
1.1Timeliness. The Party asserting a claim must make an arbitration demand in writing upon the other Party within the legally applicable limitations period for filing the same claim in court. If the timely exhaustion of administrative remedies is a condition to filing a lawsuit in court, then it is also a condition to pursuing such a claim in arbitration. The arbitrator will decide all issues of timeliness.
1.2Arbitration Forum; Arbitrator Selection. The arbitration shall be conducted before a single, neutral arbitrator pursuant to the Employment Arbitration Rules of the AAA or similar procedures for JAMS if Employee works or worked for Insight in California. The current AAA rules may be found at www.adr.org/employment and the current JAMS employment arbitration rules may be found at www.jamsadr.com/rules-employment or either can be provided upon request to the Human Resources Department. Employee and Insight shall participate equally in the selection of the arbitrator. If agreement cannot be reached between the Parties, AAA or JAMS will be contacted for the purpose of securing an arbitrator. The arbitrator selected shall be a retired judge or an attorney with experience in the subject matter of the dispute. The arbitration will be held in the state where the Employee works or worked for Insight or as otherwise mutually agreed by the Parties.
1.3Costs. Insight will initially be responsible for the administrative costs of the arbitration, including the arbitrator’s fees, subject to: i) if Employee is asserting a Claim, a one-time payment by Employee toward those costs not to exceed the then-applicable filing fee in a court of competent jurisdiction where the arbitration is held; and ii) any subsequent award of costs by the arbitrator in accordance with applicable law. Each Party will be responsible for its own attorneys’ fees and costs incurred in connection with the arbitration, if any, subject to any subsequent award by the arbitrator in accordance with applicable law.
1.4Discovery; Motions; and Determination. The arbitrator shall have the authority to order such reasonable discovery to permit a full and fair exploration of the issues in dispute, consistent with the expedited and efficient nature of arbitration. The arbitrator may also allow for the hearing of any motions, including dispositive motions. Resolution of the dispute shall be based solely upon the law governing the Claims and defenses pleaded, and the arbitrator may not invoke any basis other than such controlling law. The arbitrator may award any relief that would be legally available in a court of law. Awards shall include the arbitrator’s written reasoned opinion. The decision of the arbitrator shall be final and binding, subject to review only under the circumstances set forth in the Federal Arbitration Act. A court of competent jurisdiction may enter judgment upon the decision of the arbitrator.
5.Waiver of Right to Trial by Jury. THE PARTIES UNDERSTAND THAT, BY ENTERING INTO THE AGREEMENT, BOTH THE EMPLOYEE AND INSIGHT GIVE UP THEIR RIGHTS TO BRING CLAIMS COVERED BY THIS ARBITRATION AGREEMENT IN COURT AND TO HAVE A TRIAL BY JURY OF THOSE CLAIMS.

ATTACHMENT B
INVENTION ASSIGNMENT AND PROPRIETARY RIGHTS AGREEMENT

1.Assignment of Creations. Employee covenants and agrees to hold in trust for the sole right and benefit of, and assigns to, Insight all right, title, and interest in and to any and all Creations that Employee creates or otherwise develops, alone, or in conjunction with others. Employee further covenants and agrees to assign to any third party, including the United States government, all his or her right, title, and interest in and to any and all Creations whenever such assignment is required by a contract between Insight and such third party. Creation means any invention, discovery, idea, concept, design, process, work of authorship, client list, development or improvement (whether subject to copyright, trademark, or patent protection or reduced to practice by Employee), patent, copyright, or trademark: i) relating to any past, present, or reasonably anticipated business of Insight, and which is or was created or otherwise developed during Employee’s employment with Insight; ii) which is or was created or otherwise developed while performing work for Insight; or iii) which is or was created or otherwise developed at any time using Insight’s equipment, supplies, facilities, information, or proprietary rights, or other property.
2.Inventions Retained. Employee represents and warrants that all matters that Employee has created or otherwise developed prior to employment with Insight that Employee wishes to exclude as obligations to Insight under this Agreement have been provided to the Company previously during the onboarding process.
3.Publicity. Employee consents to any and all uses and displays, by Insight and Insight agents, employees, representatives, and licensees, of Employee's name, voice, likeness, image, appearance in, on, or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes, and all other printed and electronic forms and media throughout the world created in connection with Employee’s employment with Insight (“Images”), at any time during or after the period of Employee’s employment by Insight. Employee acknowledges that Insight has an unconditional, non-exclusive, royalty-free right to use, reproduce, edit, market, store, distribute, communicate, transmit, and promote these Images, or any portion thereof, in connection with Insight or any of its products or services.
4.Maintenance of Records. Employee covenants and agrees to keep and maintain adequate and current written records of all Creations made by Employee. These shall be kept in the form of notes, sketches, drawings, and other notations which may be specified by Insight. These records shall be available to and remain the sole property of Insight at all times.
5.Disclosure of Creations and Filings. Employee covenants and agrees to disclose promptly to Insight in writing:
•all Creations created or otherwise developed by Employee alone or in conjunction with others, as well as any and all patent applications or copyright registrations filed by Employee during and within one (1) year after Employee’s termination of employment with Insight; and
•any idea that Employee does not believe to be a Creation, but which is conceived, developed, or reduced to practice by Employee (alone or with others) while he or she is employed by Insight or during the one-year period following termination of Employee’s employment. Employee will disclose the idea, along with all information and records pertaining to the idea, and Insight will examine the disclosure in confidence to determine if it is a Creation subject to this invention assignment agreement.
6.Post-Termination Presumption. Employee covenants and agrees that any invention, discovery, idea, writing, concept, design, process, work of authorship, client list, patent, copyright, trademark, or similar item or improvement shall be presumed to be a Creation if it is conceived, developed, used, sold, exploited, or reduced to practice by him or her or with his or her aid within one (1) year after termination of Employee’s employment. Employee can rebut this presumption if he or she proves that such work is not a Creation covered by this Agreement.
7.Assistance. During and after termination of employment, Employee covenants and agrees that:
•Employee will give Insight all the assistance reasonably required (at Insight’s expense) to file for, maintain, protect, and enforce Insight’s patents, copyrights, trademarks, trade secrets, and other rights in Creations, in any and all countries; and
•Employee will sign documents and do other acts that Insight determines necessary or desirable including, without limitation, giving evidence and testimony in support of Insight’s rights under this Agreement.
8.Intellectual Property Rights in Works of Authorship. Employee acknowledges and agrees that any intellectual property rights in Creations that are works of authorship belong to Insight and are “works made for hire” within the definition of section 101 of the United States Copyright Acts of 1976, Title 17, United States Code. Insight, or any Insight direct or indirect licensees, shall not be obligated to: i) distribute any works made for hire; or ii) designate Employee as the author of any design, software, firmware, related documentation, or any other work of authorship when distributed publicly or otherwise.
9.Third Parties’ Rights. Employee covenants and agrees not to use or disclose to Insight or induce or cause Insight to use any intellectual property belonging to a third party (i.e., other than Employee or Insight) without the prior written consent of the third party. Employee agrees to indemnify, defend, and hold harmless Insight against any claims or losses caused by Employee’s use or disclosure of a third party’s intellectual property.
10.Use of Other Matters. Employee covenants and agrees that if Employee uses his or her own invention, discovery, idea, concept, design, process, work of authorship, client list, development, improvement (whether subject to copyright, trademark, or patent protection or reduced to practice by Employee), patent, copyright, or trademark, in the performance of Employee’s job with Insight, by doing so Employee automatically confers an unrestricted and irrevocable license to Insight to use freely all such matter(s) for Insight’s benefit.
11.Exclusion. This invention assignment agreement does not apply to an invention for which no equipment, supplies, facilities, property, Trade Secret, or Confidential and Proprietary Information of Insight was used and which was developed entirely on the Employee's own time, unless: i) the invention relates, at the time of conception or reduction to practice, to the business of Insight, or to Insight’s actual or demonstrably anticipated research or development; or ii) the invention results from any work performed by Employee for Insight.

ATTACHMENT C
TRADE SECRET AND CONFIDENTIALITY AGREEMENT
1.Definitions.
1.1Trade Secrets. Trade Secrets means information that: i) derives actual or potential economic value because it is not being generally known to persons who can obtain economic value from its disclosure or use; ii) Insight makes reasonable efforts to keep secret; and iii) is not generally known or available to the public or the industry. Examples of Trade Secrets include, but are not limited to:
•the identity, phone number, email address, and other similar contact information of key contact persons for Insight clients, customers, and prospective clients and customers;
•non-public lists of Insight clients, customers, and prospective clients and customers, and the key information regarding those entities and persons such as purchasing preferences, needs, and habits, nature and number of products, licenses, and services purchased, the expiration dates and terms of software licenses and hardware leases, contract information and negotiated terms, and the technology products and services such persons or entities use or favor;
•lists of key distributors, suppliers, vendors, and partners of Insight and the key information regarding those business relationships, such as key contact person(s) and contact information, special programs, and negotiated prices, terms and contracts, that are not otherwise disclosed;
•special pricing programs available to Insight and Insight’s pricing, costs, discounts, margins, and profits for Insight products and services less than three years old;
•all information of any kind related to the business of an Insight client, customer, or prospective client or customer obtained by an Insight employee in the last three years and that has not been publicly disclosed by such person or entity;
•software developed by Insight;
•Insight’s non-public strategic business and marketing initiatives, significant corporate events, projects, processes, or unique know-how;
•Insight’s sales, business and marketing plans and forecasts less than three years old;
•Insight’s sales data and results before being reported and disclosed publicly;
•technical designs, drawings, schematics, and matters created or developed by Insight or a contracted vendor or partner;
•Insight’s non-public planned product and services offerings; and
•Insight’s non-public financial and accounting information less than three years old.

1.2Confidential and Proprietary Information. Confidential and Proprietary Information means information that is a valuable, special, and unique asset of Insight. Confidential and Proprietary Information may include Trade Secrets, but it is not necessarily limited to Trade Secrets. Examples of Confidential and Proprietary Information include, but are not limited to:
•Trade Secrets or items that would meet the definition of Trade Secrets other than the duration tied to the example above has passed, e.g., Insight pricing information or marketing plans that are more than three years old;

•Insight’s policy and systems manuals that are less than five years old, but not including readily available information provided to current or former employees such as employee handbooks, policies, and benefit plans;
•Insight’s non-public benefits and compensation plans and strategies for supervisory employees that are less than three years old;
•Insight’s employee recruiting plans and strategies less than three years old;
•legal files of or related to Insight;
•Insight’s non-public funding, credit, investment, and lending policies, arrangements, or sources that are open or, if not open, less than three years old;
•Insight’s advertising and promotional ideas and strategies less than three years old;
•Insight’s market surveys and/or analyses that are less than three years old; and
•other confidential information and records owned by or related to Insight.
1.3Third-Party Information. Third-Party Information means trade secrets and confidential and proprietary information of or concerning Insight’s clients, customers, and prospective clients and customers, business partners, vendors, distributors, and suppliers including, but not limited to, product and services information, sales figures, marketing strategies, plans, financial information, and other confidential information concerning those entities or businesses, whether protected by a nondisclosure agreement or not.
2.Protection of Trade Secrets, Confidential and Proprietary Information, and Third-Party Information. During and after employment with Insight, Employee covenants and agrees to protect and preserve the confidentiality of all Trade Secrets, Confidential and Proprietary Information, and Third-Party Information. Other than for the purpose for which such information was provided to Employee to perform services for the benefit of Insight, Employee further covenants and agrees that Employee will not, directly or indirectly, disclose, transfer, use, sell, publish, make available, exploit, or otherwise facilitate or permit the sale, transfer, use, publication, or exploitation of any Trade Secrets, Confidential and Proprietary Information, or Third-Party Information, other than to:
•an employee, officer, or director of Insight who, in the reasonable exercise of Employee’s judgment, needs to know such Trade Secrets, Confidential and Proprietary Information, or Third-Party Information to perform his or her duties; or
•a vendor, supplier, or strategic partner of Insight as long as Employee: i) receives approval from Employee’s immediate supervisor before each disclosure; ii) ensures that each vendor, supplier, or strategic partner is bound by a non-disclosure agreement with Insight; and iii) ensures that there is no agreement between Insight and the affected Client that would prohibit the sharing of that particular information with the vendor, supplier, or strategic partner.
If Employee learns of a subpoena or effort to obtain a court or arbitrator order affecting such information, Employee covenants and agrees to provide immediate written notice of such effort or planned disclosure to the General Counsel of Insight Enterprises, Inc. to allow Insight to contest disclosure. Employee further covenants and agrees not to disclose such information until Insight’s objection to disclosure, if any, is ruled upon and otherwise takes reasonable and lawful actions to avoid and/or minimize the extent of such disclosure. If a court of competent jurisdiction or arbitrator rules that a Trade Secret is not a trade secret under applicable law but such information still qualifies as Confidential and Proprietary Information, the prohibitions against disclosing or using such Trade Secret in this Agreement shall expire five (5) years after Employee’s termination from employment, or if the period of five (5) years is determined by a court of competent jurisdiction or arbitrator to be unreasonably broad, then three (3) years after Employee’s termination from employment.

3.Limitations.
1.1The obligations set forth in Paragraph 2 shall cease for any particular Trade Secret, Confidential and Proprietary Information, or Third-Party Information when such information becomes generally known or available to the public or the industry other than by a disclosure in violation of this Agreement.
1.2Employee understands and acknowledges that Employee is not prohibited from making disclosures of Trade Secrets that: i) are made: a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and b) solely for the purpose of reporting or investigating a suspected violation of law; or ii) is made in a complaint or other document filed in a court, administrative, or arbitral proceeding, if such filing is made under seal. If Employee files a lawsuit alleging retaliation by Insight for reporting a suspected violation of law, Employee may disclose Trade Secrets related to the suspected violation of law or alleged retaliation to Employee’s attorney and use those Trade Secrets in the proceeding if Employee or Employee’s attorney: i) files any document containing Trade Secrets under seal; and ii) does not disclose the Trade Secrets, except pursuant to court order. Insight provides this notice in compliance with the Defend Trade Secrets Act of 2016 and to avail itself of the full remedies in that act.
4.Return of Property. Employee covenants and agrees that, upon termination of Employee’s employment or at any time upon request by Insight, Employee shall promptly return to Insight all Trade Secrets, Confidential and Proprietary Information, Third-Party Information, and other Insight property including, but not limited to: credit and charge cards; all files; keys; records; computers; smart phones; tablet devices; peripherals; hard, thumb, zip, or jump drives; computer programs, disks, and files; documents; drawings; models; specifications; lists; equipment; data; manuals; supplies; promotional materials; plans; blueprints; site maps; and other similar items relating to, constituting, or containing information relating to Insight’s business including any copies and electronic copies, whether prepared by Employee or otherwise coming into Employee’s possession, custody, or control, regardless of how it is stored. If, after termination of Employee’s employment, Employee becomes aware of any such property or information that is in Employee’s possession, custody, or control, Employee covenants and agrees to immediately return such property, information, and any such copies without retaining any copies.

ATTACHMENT D
RESTRICTIVE COVENANTS

The Parties agree the following definitions and other terms apply to Section 7 and other portions of this Agreement where the phrases are used:
1.Competing Business. Competing Business means any information technology reseller, provider, or seller of information technology services, or any entity or person that is engaged in or is preparing to engage in any business which involves the sale, lease, license, or provision of computer hardware, software, peripheral, or other information technology products or services that Insight markets, sells, leases, licenses, or makes available to companies, businesses, non-profit organizations, governmental agencies or entities, educational institutions, or school districts.
2.Engage in a Competing Business. Engage in a Competing Business means to: i) provide to, or perform for, a Competing Business the same or similar services that Employee has provided or performed for Insight in the last two (2) years of employment; or ii) serve, be employed, or otherwise perform duties, directly or indirectly, as a principal, agent, officer, director, proprietor, employee, consultant, independent contractor, employer, investor, lender, partner, member, or shareholder (other than as an owner of 2% or less of the stock of a publicly traded company) in a Competing Business.
3.Client. Client means a company, business, non-profit organization, governmental agency or entity, educational institution, school district, person, or entity that: i) purchased goods or services from Insight within the last two (2) years of Employee’s employment with Insight; and ii) with which or whom Employee had contact or communicated about Insight’s products or services, on whose account Employee worked, or about which or whom Employee has knowledge of Trade Secrets, Confidential and Proprietary Information, or Third-Party Information.
4.Potential Client. Potential Client means a company, business, non-profit organization, governmental entity, educational institution, school district, person, or entity with which or whom Employee, within the last six (6) months of Employee’s employment with Insight, has knowledge of: i) of Insight’s efforts or communications to offer or to attempt to sell, lease, license, or provide the individual or entity products or services through Insight; or ii) Trade Secrets, Confidential and Proprietary Information, or Third-Party Information pertinent to or related to the Potential Client.
5.Restricted Territory. Restricted Territory means each and every location in which Employee could Engage in a Competing Business in the United States and includes each state where Insight has Clients or employees, including, but not limited to, the states in which Insight’s Clients are located and in which Employee provided services, sold or leased goods or services, or otherwise performed work during the 12-month period preceding the termination of Employee’s employment at Insight. If, but only if, this Restricted Territory is held by a court of competent jurisdiction or arbitrator to be invalid on the grounds that it is unreasonably broad, then the Restricted Territory shall be the state or states in which Employee worked for Insight, as well as Arizona, Florida, Illinois, Massachusetts, Minnesota, Ohio, Texas, and Washington.
6.Solicit. Solicit means any effort or attempt by Employee, directly or indirectly, to encourage, induce, solicit, recruit, or offer:
•a Client or Potential Client with the purpose, effect, or potential of: i) selling (or assisting another person’s selling) or providing such products or services that are the same, similar, or related to products or services provided by Insight; or ii) in any way reducing the amount of business such Client or Potential Clients transacts or would transact with Insight; or
•an Insight employee with whom Employee, in the preceding twelve (12) months, worked or who worked out of the same Insight physical location as Employee with the purpose, effect, or potential of: i) hiring (or assist another person’s hiring) that individual for employment with a Competing Business -- whether as an employee or independent contractor; ii) having that individual terminate employment with Insight to join a Competing Business; or iii) otherwise interfering with the individual’s employment relationship with Insight.
7.Specified Duration. For the non-competition covenant in the Section 7.2 of the Agreement, Specified Duration means the period of time listed below that corresponds to or most closely approximates the job title (as identified in Insight’s records) or job description held by Employee at the time of the breach of the restrictive covenant described in this Agreement or the time of the termination of Employee’s employment with Insight, whichever provides the longer duration.
•Senior Vice President. The Specified Duration is a period of fifteen (15) months following the termination of Employee’s employment, or, if the period of fifteen months (15) is determined by a court of competent jurisdiction or arbitrator to be unreasonably broad, then a period of twelve (12) months following the termination of Employee’s employment.
8.Specified Period. For the non-solicitations covenants in Sections 7.3 and 7.4 of the Agreement, Specified Period means the period of time listed below that corresponds to or most closely approximates the job title (as identified in Insight’s records) or job description held by Employee at the time of the breach of the restrictive covenant described in the Agreement or the time of the termination of Employee’s employment with Insight, whichever provides the longer duration.
•Senior Vice President. The Specified Period is a period of eighteen (18) months following the termination of Employee’s employment with Insight, or if the period of eighteen (18) months is determined by a court of competent jurisdiction or arbitrator to be unreasonably broad, then a period of fifteen (15) months following the termination of Employee’s employment.